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                     November 29, 2023

       Stephen Cumming
       Chief Financial Officer
       Edgio, Inc.
       11811 North Tatum Blvd., Suite 3031
       Phoenix, AZ 85028

                                                        Re: Edgio, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33508

       Dear Stephen Cumming:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services